Capital City Bank Group, Inc.

Reports Second Quarter 2013 Results

TALLAHASSEE, Fla. (July 23, 2013) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income of $0.8 million, or $0.05 per diluted share for the second quarter of 2013 compared to net income of $0.8 million, or $0.05 per diluted share for the first quarter of 2013, and a net loss of $1.7 million, or $0.10 per diluted share, for the second quarter of 2012. For the first six months of 2013, the Company reported net income of $1.7 million, or $0.10 per diluted share, compared to a net loss of $2.9 million, or $0.17 per diluted share for the same period in 2012.

Compared to the first quarter of 2013, performance reflects lower noninterest expense of $0.6 million that was partially offset by a higher loan loss provision of $0.4 million, a $0.1 million decline in operating revenues, and a $0.1 million increase in income taxes.

Compared to the second quarter of 2012, the increase in earnings was due to a lower loan loss provision of $4.3 million and a $1.7 million decrease in noninterest expense, partially offset by lower operating revenues of $1.6 million and higher income taxes of $1.9 million.

The increase in earnings for the first half of 2013 versus the comparable period in 2012 is attributable to a lower loan loss provision of $8.0 million and a decrease in noninterest expense of $3.1 million, partially offset by lower operating revenues of $3.2 million and higher income taxes of $3.3 million.

“The business environment is still challenging, but there have been some notable improvements,” stated William G. Smith, Jr., chairman, president and CEO of Capital City Bank Group. “Property values are stabilizing and disposition of our other real estate owned (“OREO”) continues at a brisk pace. Recent financials suggests our clients had a better 2012 than 2011, and leading indicators such as past due loans and gross additions to our non-accrual loan portfolio are at or near their lowest levels so far in this cycle.  Unemployment in our larger markets is improving, and state workers in Florida received raises for the first time in six years.  In the first half of 2013, nonperforming assets (“NPAs”) are down 18% in addition to the 14% decrease we achieved in 2012, reflecting the slowdown in problem loan inflow and brisk ORE sales.  We remain committed to our retail strategy for the disposition of OREO and believe it provides the best economic outcome for our shareowners.  Economic uncertainty and deleveraging by consumers and businesses have adversely impacted loan growth, which continues to place pressure on our net interest margin.  However, as the economy improves this trend should reverse.  Although choppy, we are making steady progress, and I am encouraged about the future,” said Smith.

The Return on Average Assets was 0.13% and the Return on Average Equity was 1.35% for the second quarter of 2013. These metrics were 0.13% and 1.36% for the first quarter of 2013, and -0.26% and -2.75% for the second quarter of 2012, respectively.

For the first half of 2013, the Return on Average Assets was 0.13% and the Return on Average Equity was 1.36% compared to -0.22% and -2.29%, respectively, for the first half of 2012.

Discussion of Financial Condition

Average earning assets were $2.206 billion for the second quarter of 2013, a decrease of $34.2 million, or 1.5%, from the first quarter of 2013 and an increase of $27.7 million, or 1.4%, over the fourth quarter of 2012.  The change in earning assets from the prior quarter reflects a decline in the overnight funds position resulting from a lower level of public fund deposits. The increase compared to the fourth quarter of 2012 primarily reflects the higher level of deposits resulting from an increase in the public funds. The change in both quarters reflects the seasonal fluctuation in public fund deposits as the fourth quarter generally reflects the seasonal low while the first quarter the seasonal high.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $419.0 million during the second quarter of 2013 compared to an average net overnight funds sold position of $448.4 million in the first quarter of 2013 and an average overnight funds sold position of $366.0 million in the fourth quarter of 2012.  The lower balance when compared to the first quarter of 2013 primarily reflects the decline in public funds and higher investment portfolio, partially offset by a lower level of loans. The increase when compared to the fourth quarter of 2012 reflects the declining loan portfolio and a higher level of public funds, partially offset by an increase in the investment portfolio.

Economic uncertainty and deleveraging by our clients continues to generate historically high levels of liquidity, which, given the current operating environment, are difficult to profitability deploy without taking inordinate risks. Where practical we are working to lower the level of overnight funds by adding to our investment portfolio with short-duration securities and reducing deposit balances. One strategy we are using to lower deposit balances is a fully-insured money market account which is offered by a third party and can serve as an alternative investment for some of our higher balance depositors while at the same time allowing us to maintain the account relationship. Until such time that attractive investment alternatives arise, we will continue to execute these strategies as well as seek other initiatives in an effort to lower our overnight fund balances.

When compared to the first quarter of 2013 and fourth quarter of 2012, average loans declined by $39.5 million and $61.4 million, respectively. Most loan categories have experienced declines with the reduction primarily in the commercial real estate and residential real estate categories. Our core loan portfolio continues to be impacted by normal amortization and a higher level of payoffs that have outpaced our new loan production. New loan production is impacted by weak loan demand attributable to the trend toward consumers and businesses deleveraging, lack of consumer confidence and a persistently sluggish economy.

Efforts to stimulate new loan growth are ongoing. Without compromising our credit standards or taking on inordinate interest rate risk, we have modified several lending programs in our business and commercial real estate areas to try and mitigate the significant impact that consumer and business deleveraging is having on our portfolio.

Nonperforming assets (nonaccrual loans and OREO) totaled $96.7 million at the end of the second quarter of 2013, a decrease of $7.2 million from the first quarter of 2013 and $20.9 million from the fourth quarter of 2012. Nonaccrual loans totaled $41.6 million at the end of the second quarter of 2013, a decrease of $3.8 million from the first quarter of 2013 and $22.6 million from the fourth quarter of 2012. Nonaccrual loan additions totaled $10.8 million in the second quarter of 2013 and $18.5 million for the first six months of 2013, which compares to $33.0 million in the first half of 2012. The balance of OREO totaled $55.1 million at the end of the second quarter of 2013, a decrease of $3.3 million from the first quarter of 2013 and an increase of $1.7 million over the fourth quarter of 2012. For the second quarter of 2013 we added properties totaling $4.4 million, sold properties totaling $6.6 million, and recorded valuation adjustments totaling $1.1 million. For the first six months of 2013, we have added properties totaling $17.3 million, sold properties totaling $13.4 million, and recorded valuation adjustments totaling $2.2 million. Nonperforming assets represented 3.77% of total assets at June 30, 2013 compared to 3.99% at March 31, 2013 and 4.47% at December 31, 2012.

Average total deposits were $2.068 billion for the second quarter of 2013, a decrease of $35.3 million, or 1.7%, from the first quarter of 2013 and higher by $16.5 million, or 0.8%, from the fourth quarter of 2012.  The decrease in deposits when compared to the first quarter of 2013 resulted primarily from the reduction in the level of public funds and certificates of deposit. When compared to the fourth quarter of 2012, the increase was a result of higher public funds and savings accounts, partially offset by lower certificates of deposit and regular NOWs.

Our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

Average borrowings decreased by $4.8 million when compared to the first quarter of 2013 as a result of payoff/amortization of FHLB advances, and increased by $4.8 million when compared to the fourth quarter of 2012, primarily a result of higher repurchase agreement balances.

Discussion of Operating Results

Tax equivalent net interest income for the second quarter of 2013 was $19.7 million compared to $20.1 million for the first quarter of 2013 and $21.2 million for the second quarter of 2012.  The decrease in tax equivalent net interest income compared to the prior periods was due to a reduction in loan income primarily attributable to declining loan balances and unfavorable asset repricing, partially offset by a reduction in interest expense and a lower level of foregone interest on loans.  The lower interest expense is attributable to favorable repricing on FHLB advances and certificates of deposit, which reflects both lower balances and favorable repricing. For the six months ended June 30, 2013, tax equivalent net interest income totaled $39.8 million compared to $43.1 million for the same period of 2012.

Pressure on net interest income continues primarily as a result of the declining loan portfolio and the low rate environment.  Loans have declined by approximately $110 million since the second quarter of 2012. The low rate environment, although favorable to the repricing of deposits, continues to negatively impact the loan and investment portfolios. Increased lending competition in all markets has also unfavorably impacted the pricing for loans.

Lowering our cost of funds, to the extent we can, and continuing to shift the mix of our deposits will help to partially mitigate the unfavorable impact of weak loan demand and repricing, although the impact is expected to be minimal.

The net interest margin for the second quarter of 2013 was 3.59%, a decrease of five basis points from the first quarter of 2013, and a decline of 18 basis points from the second quarter of 2012. The decrease in the margin for both comparable periods is attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a lower average cost of funds.

The provision for loan losses for the second quarter of 2013 was $1.4 million compared to $1.1 million in the first quarter of 2013 and $5.7 million for the second quarter of 2012. For the first six months of 2013, the loan loss provision totaled $2.5 million compared to $10.5 million for the same period in 2012. The increase compared to the first quarter of 2013 was primarily due to a reserve addition for one existing impaired loan. The reduction from both of the prior year periods reflects a declining trend in loan losses as well as a much slower inflow of problem loans as evidenced by a lower level of loan delinquencies, classified loans and impaired loans. Net charge-offs for the second quarter of 2013 totaled $2.0 million, or 0.54% (annualized), of average loans compared to $2.4 million, or 0.66%, for the first quarter of 2013 and $7.0 million, or 1.80%, in the second quarter of 2012. For the first half of 2013, net charge-offs totaled $4.4 million, or 0.60% (annualized), of average loans compared to $11.6 million, or 1.48%, for the same period of 2012. Lower charge-offs in our residential real estate and commercial real estate portfolios drove the decrease in loan losses comparing 2013 to 2012. Charge-offs for the first half of 2012 reflect the resolution of higher loss exposure construction and land loans. At quarter-end, the allowance for loan losses of $27.3 million was 1.89% of outstanding loans (net of overdrafts) and provided coverage of 66% of nonperforming loans compared to 1.90% and 61%, respectively, at March 31, 2013, and 1.93% and 45%, respectively, at December 31, 2012.

Noninterest income for the second quarter of 2013 totaled $13.9 million, an increase of $0.3 million, or 1.9%, over the first quarter of 2013 and a decrease of $0.1 million, or 0.4%, from the second quarter of 2012. The increase over the first quarter of 2013 was driven by higher other income of $0.2 million and bank card fees of $0.1 million. A higher level of gains from the sale of OREO properties and an increase in miscellaneous income drove the increase in other income. Bank card fees increased due to a higher level of card activity. Compared to the second quarter of 2012, the decrease was primarily due to lower deposit fees attributable to a higher level of charged-off checking accounts. For the first six months of 2013, noninterest income totaled $27.4 million, a $0.1 million decrease from the same period of 2012 reflective of lower deposit fees of $0.2 million, bank card fees of $0.1 million, and other income of $0.1 million, partially offset by higher mortgage banking fees of $0.3 million and wealth management fees of $0.1 million. The decline in deposit fees reflects a higher level of charged-off checking accounts. Bank card fees declined due to a change in transaction mix yielding a lower interchange rate. The decrease in other income reflects a lower level of gains from the sale of OREO properties. Increased client trading activity drove the improvement in wealth management fees, specifically retail brokerage fees. The increase in mortgage fees was attributable to a higher level of loans funded and a higher margin for sold loans.

Noninterest expense for the second quarter of 2013 totaled $30.6 million, a decrease of $0.6 million, or 2.0%, from the first quarter of 2013 attributable to lower OREO expense of $0.5 million and reductions in premises expense of $0.1 million and furniture/equipment expense of $0.1 million. The decrease in OREO expense was due to a reduction in losses from the sale of properties. Declines were realized in most of the premises and furniture/equipment expense categories and were generally driven by stronger cost controls and other cost reduction initiatives. Compared to the second quarter of 2012, noninterest expense decreased by $1.7 million, or 5.3%, reflective of a decline in OREO expense of $1.0 million, a reduction in both premises and furniture expense totaling $0.4 million, and lower other expense of $0.8 million, partially offset by higher compensation expense of $0.5 million. For the first six months of 2013, noninterest expense totaled $61.8 million, a decrease of $3.1 million, or 4.8%, from the same period of 2012 attributable to lower OREO expense of $1.6 million, declines in both premises and furniture/equipment expense totaling $0.4 million, and lower other expense of $1.3 million, partially offset by higher compensation expense of $0.4 million. The reduction in OREO expense from both prior year periods was attributable to a lower level of losses from the sale of properties and lower valuation adjustments. Lower carrying costs for properties also contributed to the reduction for the six month period. Compared to both prior year periods declines were realized in most of the premises and furniture/equipment expense categories and were generally driven by stronger cost controls and other cost reduction initiatives. Reductions in legal fees, professional fees, advertising costs, and postage costs drove the decline in other expense from both prior year periods. Severance costs recorded in the second quarter of 2012 related to the closing of banking offices and outsourcing of our items processing function also contributed to the favorable variance in other expense. Higher stock compensation expense and pension expense partially offset by lower salary expense drove the increases in compensation expense from both prior year periods.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded bank holding companies headquartered in Florida and has approximately $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the Company’s need and our ability to incur additional debt or equity financing; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate used for the Company’s loan loss provision and deferred tax valuation allowance; a decrease to the market value of the Company that could result in an impairment of goodwill; legislative or regulatory changes, including the Dodd-Frank Act and Basel III; the strength of the U.S. economy and the local economies where the Company conducts operations; the frequency and magnitude of foreclosure of the Company’s loans; restrictions on our operations, including the inability to pay dividends without our regulators’ consent; the effects of the health and soundness of other financial institutions; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.

EARNINGS HIGHLIGHTS

Unaudited

	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
EARNINGS
Net Income (Loss)	$843	$839	$(1,726)	$1,682	$(2,888)
Net Income (Loss) Per Common Share	$0.05	$0.05	$(0.10)	$0.10	$(0.17)
PERFORMANCE
Return on Average Assets	0.13%	0.13%	-0.26%	0.13%	-0.22%
Return on Average Equity	1.35%	1.36%	-2.75%	1.36%	-2.29%
Net Interest Margin	3.59%	3.64%	3.77%	3.61%	3.82%
Noninterest Income as % of Operating Revenue	41.68%	40.62%	39.88%	41.15%	39.26%
Efficiency Ratio	91.07%	92.67%	91.18%	91.87%	91.61%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	15.36%	14.95%	14.17%	15.36%	14.17%
Total Capital Ratio	16.73%	16.32%	15.54%	16.73%	15.54%
Tangible Common Equity Ratio	6.64%	6.49%	6.40%	6.64%	6.40%
Leverage Ratio	10.07%	9.81%	9.60%	10.07%	9.60%
Equity to Assets	9.73%	9.54%	9.41%	9.73%	9.41%
ASSET QUALITY
Allowance as % of Non-Performing Loans	65.66%	61.17%	40.03%	65.66%	40.03%
Allowance as a % of Loans	1.89%	1.90%	1.93%	1.89%	1.93%
Net Charge-Offs as % of Average Loans	0.54%	0.66%	1.80%	0.60%	1.48%
Nonperforming Assets as % of Loans and ORE	6.44%	6.81%	8.23%	6.44%	8.23%
Nonperforming Assets as % of Total Assets	3.77%	3.99%	5.02%	3.77%	5.02%
STOCK PERFORMANCE
High	$12.64	$12.54	$8.73	$12.64	$9.91
Low	10.12	10.95	6.35	10.12	6.35
Close	11.53	12.35	7.37	11.53	7.37
Average Daily Trading Volume	$16,366	$23,519	$37,926	$19,827	$31,391

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Unaudited

	2013		2012
(Dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
ASSETS
Cash and Due From Banks	$67,811	$52,677	$66,238	$53,076	$57,477
Funds Sold and Interest Bearing Deposits	391,457	461,714	443,494	314,318	434,814
Total Cash and Cash Equivalents	459,268	514,391	509,732	367,394	492,291

Investment Securities, Available-for-Sale	350,614	307,502	296,985	288,166	280,753

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	126,931	125,905	139,850	135,939	136,736
Real Estate - Construction	40,726	42,968	43,740	43,278	46,803
Real Estate - Commercial	581,501	599,517	613,625	609,671	605,819
Real Estate - Residential	312,714	311,189	318,400	341,044	353,198
Real Estate - Home Equity	232,530	233,205	236,263	239,446	242,929
Consumer	142,620	146,043	150,728	154,389	162,899
Other Loans	5,904	5,187	11,547	6,891	5,638
Overdrafts	2,554	2,307	7,149	2,637	2,214
Total Loans, Net of Unearned Interest	1,445,479	1,466,321	1,521,302	1,533,295	1,556,236
Allowance for Loan Losses	(27,294)	(27,803)	(29,167)	(30,222)	(29,929)
Loans, Net	1,418,185	1,438,518	1,492,135	1,503,073	1,526,307

Premises and Equipment, Net	104,743	105,883	107,092	109,003	110,302
Intangible Assets	84,937	84,985	85,053	85,161	85,269
Other Real Estate Owned	55,087	58,421	53,426	53,172	58,059
Other Assets	89,024	95,613	89,561	87,815	92,869
Total Other Assets	333,791	344,902	335,132	335,151	346,499

Total Assets	$2,561,858	$2,605,313	$2,633,984	$2,493,784	$2,645,850

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$644,739	$616,017	$609,235	$596,660	$623,130
NOW Accounts	706,101	765,030	842,435	703,327	789,103
Money Market Accounts	287,340	299,118	267,766	285,084	288,352
Regular Savings Accounts	204,594	200,492	184,541	181,523	178,388
Certificates of Deposit	228,349	233,325	241,019	254,000	271,413
Total Deposits	2,071,123	2,113,982	2,144,996	2,020,594	2,150,386

Short-Term Borrowings	46,081	50,682	47,435	42,388	69,449
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	41,251	41,224	46,859	38,126	38,846
Other Liabilities	91,227	87,930	84,918	79,427	75,260

Total Liabilities	2,312,569	2,356,705	2,387,095	2,243,422	2,396,828

SHAREOWNERS' EQUITY
Common Stock	173	173	172	172	172
Additional Paid-In Capital	40,210	39,580	38,707	38,493	38,260
Retained Earnings	239,251	238,408	237,569	235,694	234,573
Accumulated Other Comprehensive Loss, Net of Tax	(30,345)	(29,553)	(29,559)	(23,997)	(23,983)

Total Shareowners' Equity	249,289	248,608	246,889	250,362	249,022

Total Liabilities and Shareowners' Equity	$2,561,858	$2,605,313	$2,633,984	$2,493,784	$2,645,850

OTHER BALANCE SHEET DATA
Earning Assets	$2,187,549	$2,235,537	$2,261,781	$2,135,779	$2,271,803
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	—	—	19	79	139
Other	126	174	223	271	319
Interest Bearing Liabilities	1,576,601	1,652,758	1,692,942	1,567,335	1,698,438

Book Value Per Diluted Share	$14.36	$14.35	$14.31	$14.54	$14.48
Tangible Book Value Per Diluted Share	9.47	9.44	9.38	9.59	9.52

Actual Basic Shares Outstanding	17,336	17,319	17,232	17,223	17,198
Actual Diluted Shares Outstanding	17,372	17,326	17,259	17,223	17,198

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Unaudited

						Six Months Ended
	2013		2012			June 30,
(Dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	2013	2012
INTEREST INCOME
Interest and Fees on Loans	$19,709	$20,154	$20,756	$21,274	$21,359	$39,863	$43,364
Investment Securities	710	704	808	798	834	1,414	1,734
Funds Sold	279	270	223	254	244	549	468
Total Interest Income	20,698	21,128	21,787	22,326	22,437	41,826	45,567

INTEREST EXPENSE
Deposits	367	415	429	480	556	782	1,199
Short-Term Borrowings	61	82	69	71	48	143	56
Subordinated Notes Payable	342	339	351	372	372	681	754
Other Long-Term Borrowings	333	347	383	372	396	680	832
Total Interest Expense	1,103	1,183	1,232	1,295	1,372	2,286	2,841
Net Interest Income	19,595	19,945	20,555	21,031	21,065	39,540	42,726
Provision for Loan Losses	1,450	1,070	2,766	2,864	5,743	2,520	10,536
Net Interest Income after Provision for Loan Losses	18,145	18,875	17,789	18,167	15,322	37,020	32,190

NONINTEREST INCOME
Deposit Fees	6,217	6,165	6,764	6,406	6,313	12,382	12,622
Data Processing Fees	670	653	671	687	680	1,323	1,355
Wealth Management Fees	1,901	1,915	1,818	1,686	1,904	3,816	3,677
Mortgage Banking Fees	968	1,043	910	978	864	2,011	1,712
Bank Card Fees	2,754	2,661	2,612	2,616	2,784	5,415	5,555
Other	1,339	1,151	1,343	1,202	1,361	2,490	2,571
Total Noninterest Income	13,849	13,588	14,118	13,575	13,906	27,437	27,492

NONINTEREST EXPENSE
Compensation	16,647	16,739	15,772	15,510	16,117	33,386	32,960
Premises	2,149	2,265	2,217	2,345	2,303	4,414	4,590
Furniture and Equipment	2,012	2,153	2,212	2,245	2,245	4,165	4,446
Intangible Amortization	48	68	108	108	107	116	215
Other Real Estate	2,408	2,884	1,900	2,603	3,432	5,292	6,925
Other	7,318	7,091	7,259	7,390	8,089	14,409	15,754
Total Noninterest Expense	30,582	31,200	29,468	30,201	32,293	61,782	64,890

OPERATING PROFIT (LOSS)	1,412	1,263	2,439	1,541	(3,065)	2,675	(5,208)
Income Tax Expense (Benefit)	569	424	564	420	(1,339)	993	(2,320)
NET INCOME (LOSS)	$843	$839	$1,875	$1,121	$(1,726)	$1,682	$(2,888)

PER SHARE DATA
Basic Income (Loss)	$0.05	$0.05	$0.11	$0.07	$(0.10)	$0.10	$(0.17)
Diluted Income (Loss)	$0.05	$0.05	$0.11	$0.07	$(0.10)	$0.10	$(0.17)
AVERAGE SHARES
Basic	17,319	17,302	17,229	17,215	17,192	17,311	17,187
Diluted	17,355	17,309	17,256	17,228	17,192	17,364	17,187

CAPITAL CITY BANK GROUP, INC.

ALLOWANCE FOR LOAN LOSSES

AND NONPERFORMING ASSETS

Unaudited

	2013	2013	2012	2012	2012
(Dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$27,803	$29,167	$30,222	$29,929	$31,217
Provision for Loan Losses	1,450	1,070	2,766	2,864	5,743
Net Charge-Offs	1,959	2,434	3,821	2,571	7,031
Balance at End of Period	$27,294	$27,803	$29,167	$30,222	$29,929
As a % of Loans	1.89%	1.90%	1.93%	1.97%	1.93%
As a % of Nonperforming Loans	65.66%	61.17%	45.42%	40.80%	40.03%

CHARGE-OFFS
Commercial, Financial and Agricultural	$119	$154	$166	$331	$57
Real Estate - Construction	110	610	227	127	275
Real Estate - Commercial	1,050	1,043	468	512	3,519
Real Estate - Residential	1,053	683	2,877	981	3,894
Real Estate - Home Equity	322	113	745	834	425
Consumer	351	296	488	355	550
Total Charge-Offs	$3,005	$2,899	$4,971	$3,140	$8,720

RECOVERIES
Commercial, Financial and Agricultural	$38	$51	$87	$53	$83
Real Estate - Construction	—	—	7	9	27
Real Estate - Commercial	144	38	468	34	42
Real Estate - Residential	396	96	83	76	969
Real Estate - Home Equity	224	18	250	15	116
Consumer	244	262	255	382	452
Total Recoveries	$1,046	$465	$1,150	$569	$1,689

NET CHARGE-OFFS	$1,959	$2,434	$3,821	$2,571	$7,031

Net Charge-Offs as a % of Average Loans(1)	0.54%	0.66%	1.00%	0.66%	1.80%

RISK ELEMENT ASSETS
Nonaccruing Loans	$41,566	$45,448	$64,222	$74,075	$74,770
Other Real Estate Owned	55,087	58,421	53,426	53,172	58,059
Total Nonperforming Assets	$96,653	$103,869	$117,648	$127,247	$132,829

Past Due Loans 30-89 Days	$9,017	$9,274	$9,934	$12,923	$16,695
Past Due Loans 90 Days or More	—	—	—	—	—
Performing Troubled Debt Restructuring's	$52,729	$53,108	$47,474	$45,973	$38,734

Nonperforming Loans as a % of Loans	2.88%	3.10%	4.22%	4.83%	4.80%
Nonperforming Assets as a % of
Loans and Other Real Estate	6.44%	6.81%	7.47%	8.02%	8.23%
Nonperforming Assets as a % of Total Assets	3.77%	3.99%	4.47%	5.10%	5.02%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.

AVERAGE BALANCE AND INTEREST RATES(1)

Unaudited

	Second Quarter 2013			First Quarter 2013			Fourth Quarter 2012			Third Quarter 2012			Second Quarter 2012			Jun 2013 YTD			Jun 2012 YTD
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,456,904	19,790	5.45%	$1,496,432	20,228	5.48%	$1,518,280	20,837	5.46%	$1,541,262	21,366	5.51%	$1,570,827	21,456	5.49%	$1,476,559	$40,018	5.47%	$1,583,654	$43,577	5.53%

Investment Securities
Taxable Investment Securities	225,770	578	1.02	215,087	590	1.10	219,985	697	1.26	214,431	691	1.28	216,952	730	1.35	220,458	1,168	1.03	229,716	1,524	1.35
Tax-Exempt Investment Securities	104,981	200	0.76	80,946	174	0.86	74,647	172	0.92	67,446	163	0.97	63,715	161	1.01	93,030	374	0.80	60,014	323	1.08

Total Investment Securities	330,751	778	0.94	296,033	764	1.04	294,632	869	1.17	281,877	854	1.21	280,667	891	1.27	313,488	1,542	0.98	289,730	1,847	1.28

Funds Sold	419,039	279	0.27	448,424	270	0.24	366,034	223	0.24	386,027	254	0.26	411,353	244	0.24	433,650	549	0.26	392,193	469	0.24

Total Earning Assets	2,206,694	$20,847	3.79%	2,240,889	$21,262	3.85%	2,178,946	$21,929	4.00%	2,209,166	$22,474	4.05%	2,262,847	$22,591	4.01%	2,223,697	$42,109	3.82%	2,265,577	$45,893	4.07%

Cash and Due From Banks	49,081			50,679			51,344			47,207			47,711			49,875			48,569
Allowance for Loan Losses	(29,012)			(30,467)			(30,605)			(30,260)			(31,599)			(29,735)			(31,491)
Other Assets	337,765			337,579			334,326			340,126			345,458			337,673			348,007

Total Assets	$2,564,528			$2,598,680			$2,534,011			$2,566,239			$2,624,417			$2,581,510			$2,630,662

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$716,459	$124	0.07%	$788,660	$156	0.08%	$714,682	$131	0.07%	$740,178	$144	0.08%	$809,172	$167	0.08%	$752,360	$280	0.08%	$816,289	$359	0.09%
Money Market Accounts	289,637	54	0.07	282,847	54	0.08	275,458	57	0.08	287,250	60	0.08	280,371	63	0.09	286,261	108	0.08	278,964	137	0.10
Savings Accounts	202,784	25	0.05	193,033	23	0.05	182,760	23	0.05	179,445	23	0.05	174,923	21	0.05	197,935	48	0.05	170,263	42	0.05
Time Deposits	231,134	164	0.29	238,441	181	0.31	247,679	218	0.35	263,007	253	0.38	274,497	305	0.45	234,768	346	0.30	279,314	661	0.48
Total Interest Bearing Deposits	1,440,014	367	0.10%	1,502,981	414	0.11%	1,420,579	429	0.12%	1,469,880	480	0.13%	1,538,963	556	0.15%	1,471,324	782	0.11%	1,544,830	1,199	0.16%

Short-Term Borrowings	52,399	61	0.47%	55,255	82	0.60%	45,893	69	0.59%	59,184	71	0.48%	57,983	48	0.33%	53,819	143	0.54%	51,814	56	0.22%
Subordinated Notes Payable	62,887	342	2.15	62,887	339	2.15	62,887	351	2.19	62,887	372	2.31	62,887	372	2.34	62,887	681	2.15	62,887	754	2.37
Other Long-Term Borrowings	40,942	333	3.26	42,898	348	3.29	42,673	383	3.57	38,494	372	3.85	40,617	396	3.92	41,915	680	3.27	42,451	832	3.94

Total Interest Bearing Liabilities	1,596,242	$1,103	0.28%	1,664,021	$1,183	0.29%	1,572,032	$1,232	0.31%	1,630,445	$1,295	0.32%	1,700,450	$1,372	0.32%	1,629,945	$2,286	0.28%	1,701,982	$2,841	0.34%

Noninterest Bearing Deposits	627,633			599,986			630,520			605,602			596,690			613,886			603,691
Other Liabilities	90,168			85,116			78,442			78,446			74,633			87,656			71,444

Total Liabilities	2,314,043			2,349,123			2,280,994			2,314,493			2,371,773			2,331,487			2,377,117

SHAREOWNERS' EQUITY:	250,485			249,557			253,017			251,746			252,644			250,023			253,545

Total Liabilities and Shareowners' Equity	$2,564,528			$2,598,680			$2,534,011			$2,566,239			$2,624,417			$2,581,510			$2,630,662

Interest Rate Spread		$19,744	3.51%		$20,079	3.56%		$20,697	3.69%		$21,179	3.73%		$21,219	3.69%		$39,823	3.54%		$43,052	3.73%

Interest Income and Rate Earned(1)		20,847	3.79		21,262	3.85		21,929	4.00		22,474	4.05		22,591	4.01		42,109	3.82		45,893	4.07
Interest Expense and Rate Paid(2)		1,103	0.20		1,183	0.21		1,232	0.22		1,295	0.23		1,372	0.24		2,286	0.21		2,841	0.25

Net Interest Margin		$19,744	3.59%		$20,079	3.64%		$20,697	3.78%		$21,179	3.82%		$21,219	3.77%		$39,823	3.61%		$43,052	3.82%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2) Rate calculated based on average earning assets.